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                                UNITED STATES
                     SECURITIES AND EXCHANGE COMMISSION
                           Washington, D.C. 20549


                                SCHEDULE 13G

                 Under the Securities and Exchange Act of 1934

                         (Amendment No. ____________)*

                              OnTrak Systems, Inc.
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                               (Name of Issuer)


                                 Common Stock
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                         (Title of Class of Securities)


                                 683374 10 2
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                                (CUSIP Number)


Check the following box if a fee is being paid with this statement [X]. (A fee is not required only if the filing person: (1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1; and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class.) (See Rule 13d-7).

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).




                                Page 1 of 4 pages

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CUSIP NO. 683374 10 2                  13G                     Page 2 of 4 Pages
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1   NAME OF REPORTING PERSON
    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

    Kenneth J. Smith

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2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                    (a) / /
                                                                         (b) / /
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3   SEC USE ONLY


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4   CITIZENSHIP OR PLACE OF ORGANIZATION

    United States
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                   5  SOLE VOTING POWER           471,000

   NUMBER OF       -------------------------------------------------------------
    SHARES         6  SHARED VOTING POWER         138,000
 BENEFICIALLY
   OWNED BY        -------------------------------------------------------------
EACH REPORTING     7  SOLE DISPOSITIVE POWER      471,000
    PERSON
     WITH          -------------------------------------------------------------
                   8  SHARED DISPOSITIVE POWER    138,000

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9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                      609,000
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10  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*


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11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9                     8.1%


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12  TYPE OF REPORTING PERSON*                                              IN

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                      *SEE INSTRUCTION BEFORE FILLING OUT!

                               Page 2 of 4 pages
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                                  SCHEDULE 13G

ITEM 1. (a) OnTrak Systems, Inc.

        (b) 1010 Rincon Circle
            San Jose, CA 95131

ITEM 2. (a) Kenneth J. Smith

        (b) Teleparts International,
            1605 South Main Street
            Milpitas, CA 95035

        (c) United States

        (d) Common Stock

        (e) 683374 10 2

ITEM 3. Not Applicable

ITEM 4. (a) beneficial ownership of 609,000 shares

        (b) beneficial ownership of 8.1% of outstanding shares

        (c) (i)   sole voting power for 471,000 shares
            (ii)  shared voting power for 138,000 shares
            (iii) sole dispositive power for 471,000 shares
            (iv)  shared dispositive power for 138,000 shares

ITEM 5. Not Applicable

ITEM 6. Not Applicable

ITEM 7. Not Applicable

ITEM 8. Not Applicable

ITEM 9. Not Applicable

ITEM 10.Not Applicable

SCHEDULE 13G

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                                   SIGNATURE


        After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                                                         1/13/97
                                        ---------------------------------------
                                                         Date

                                        /s/ KENNETH J. SMITH
                                        ---------------------------------------
                                            Kenneth J. Smith

SCHEDULE 13G

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